LONG TERM INCENTIVE AWARD AGREEMENT
(Storage Business)

This Agreement is entered into as of _______________, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and _____________ (“Recipient”).

On February 25, 2009, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized a subjective performance-based award (the “Strategic Award”) to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”).  Compensation paid pursuant to the Strategic Award will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Strategic Award.  Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “Performance Shares”) determined under this Agreement based on (a) the performance of the Company’s Gill Ranch gas storage project (“Gill Ranch”) against milestones during the 4.5-year period from January 1, 2009 to June 30, 2013 (the “Award Period”) as determined by the Committee under Section 2, and (b) Recipient’s continued employment during the Award Period as described in Section 3.  If the Company issues or otherwise delivers Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 4 (a “Dividend Equivalent Cash Award”).  Recipient’s “Target Share Amount” for purposes of this Agreement is _______ shares.  One-half of the Target Share Amount (the “2011 Shares”) shall be subject to performance and continued employment for the period from January 1, 2009 to June 30, 2011 (the “2011 Period”).  One-fourth of the Target Share Amount (the “2012 Shares”) shall be subject to performance and continued employment for the period from July 1, 2011 to June 30, 2012 (the “2012 Period”).  The remaining one-fourth of the Target Share Amount (the “2013 Shares”) shall be subject to performance and continued employment for the period from July 1, 2012 to June 30, 2013 (the “2013 Period”).

2. Strategic Performance Conditions.

2.1 2011 Period.  Subject to Section 3, the number of 2011 Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the 2011 Strategic Payout Factor by the total number of 2011 Shares.  The “2011 Strategic Payout Factor” shall be a percentage between 0% and 125% determined by the Committee after the 2011 Period based on the Committee’s assessment of the extent to which Gill Ranch has achieved the following goals during the 2011 Period (each of which shall have a goal weight of 25%):

[applicable goals]

2.2 2012 Period.  Subject to Section 3, the number of 2012 Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the 2012 Strategic Payout Factor by the total number of 2012 Shares.  The “2012 Strategic Payout Factor” shall be a percentage between 0% and 125% determined by the Committee after the 2012 Period based on the Committee’s assessment of the financial performance of Gill Ranch during the 2012 Period, particularly with reference to goals for the 2012 Period to be approved by the Committee no later than June 30, 2011 for the following financial measurements (each of which shall have a goal weight of 33⅓%):

[applicable goals]

2.3 2013 Period.  Subject to Section 3, the number of 2013 Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the 2013 Strategic Payout Factor by the total number of 2013 Shares.  The “2013 Strategic Payout Factor” shall be a percentage between 0% and 125% determined by the Committee after the 2013 Period based on the Committee’s assessment of the financial performance of Gill Ranch during the 2013 Period, particularly with reference to goals for the 2013 Period to be approved by the Committee no later than June 30, 2011 for the following financial measurements (each of which shall have a goal weight of 33⅓%):

[applicable goals]

2.4 Each Strategic Payout Factor shall be the same percentage for Recipient and all other recipients of similar awards for the applicable portion of the Award Period.  Although each goal set forth above has a goal weight, such goal weights may be changed by the Committee at any time in its sole discretion.  In determining each Strategic Payout Factor, the Committee in its discretion generally will assign a percentage of 100% for satisfactory achievement of all goals, a higher percentage for exceeding expectations and a lower percentage if goals are not achieved.

3. Employment Condition.

3.1 In order to receive the Performance Shares determined under Section 2 for any portion of the Award Period, Recipient must be employed by the Company on the last day of that portion of the Award Period.

3.2 If Recipient’s employment by the Company is terminated at any time prior to the end of any portion of the Award Period, Recipient shall not be entitled to receive any Performance Shares for that portion of the Award Period.

4. Dividend Equivalent Cash Awards.  The amount of the Dividend Equivalent Cash Award for each portion of the Award Period shall be determined by multiplying the number of Performance Shares deliverable to Recipient for that portion of the Award Period as determined under Sections 2 and 3 by the total amount of dividends paid per share of the Company’s Common Stock for which the dividend record date occurred after the beginning of the Award Period and before the date of delivery of that portion of the Performance Shares.

5. Certification and Payment.  At each of the regularly scheduled meetings of the Committee held in July of 2011, 2012, and 2013 (the “Certification Meetings”), the Committee shall determine the Strategic Payout Factor for the most-recently completed portion of the Award Period and certify in writing (which may consist of approved minutes of the Certification Meeting) the number of Performance Shares deliverable to Recipient and the amount of the Dividend Equivalent Cash Award payable to Recipient for that portion of the Award Period.  Subject to applicable tax withholding, the amounts so certified at each Certification Meeting shall be delivered or paid (as applicable) on a date (the “Payment Date”) that is the later of August 1 of the year of such Certification Meeting or five business days following such Certification Meeting, and no amounts shall be delivered or paid prior to certification.  No fractional shares shall be delivered and the number of Performance Shares deliverable shall be rounded to the nearest whole share.  Notwithstanding the foregoing, if Recipient shall have made a valid election in December 2008 pursuant to the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”) to defer receipt of all or part of the performance shares and/or dividend equivalent cash award for an award period ending on December 31, 2011, Recipient hereby elects to defer payment of the Performance Shares and/or Dividend Equivalent Cash Awards payable under this Agreement as specified in that election and to have such amounts credited under the DCP, with the effect that payment of such deferred amounts shall be made in accordance with the DCP and that election.

6. Tax Withholding.  Recipient acknowledges that, on each Payment Date when Performance Shares are issued or otherwise delivered to Recipient, the Value (as defined below) on that date of those Performance Shares (as well as the amount of the Dividend Equivalent Cash Award) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts.  To satisfy the required withholding amount, the Company shall first withhold all or part of the Dividend Equivalent Cash Award, and if that is insufficient, the Company shall withhold the number of Performance Shares having a Value equal to the remaining withholding amount.  For purposes of this Section 6, the “Value” of a Performance Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date.  Notwithstanding the foregoing, Recipient may elect not to have Performance Shares for any portion of the Award Period withheld to cover taxes by giving notice to the Company in writing prior to the applicable Payment Date, in which case the Performance Shares shall be issued or acquired in the Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Performance Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the Dividend Equivalent Cash Award.

7. Changes in Capital Structure.

7.1 If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.

7.2 If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) employment by the Company for purposes of Section 3 of this Agreement shall include employment by either the Company or Parent Successor, and (d) the Dividend Equivalent Cash Awards under Section 4 of this Agreement shall be based on dividends paid on the Common Stock of the Company prior to the Transaction and Parent Successor after the Transaction.

8. Approvals.  The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement.  The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter.  The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement.  The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

9. No Right to Employment.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

10. Miscellaneous.

10.1 Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

10.2 Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention:  Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3 Assignment; Rights and Benefits.  Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

10.4 Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5 Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

10.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHWEST NATURAL GAS COMPANY

By           __________________________

Title        __________________________

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